Exhibit 99.1
LEXICON PHARMACEUTICALS REPORTS FOURTH QUARTER AND FULL-YEAR 2020 FINANCIAL RESULTS AND PROVIDES CLINICAL UPDATE

Conference Call and Webcast at 5:00 pm Eastern Time

The Woodlands, Texas, March 10, 2021 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), today reported financial results for the three months and full-year ended December 31, 2020 and provided an update on key milestones.

“During 2020, we substantially strengthened our balance sheet by eliminating 95% of our debt and returned to our roots by focusing on the advancement of our research and development pipeline,” said Lonnel Coats, Lexicon’s president and chief executive officer. “We took key steps to advance our pipeline by initiating two proof-of-concept Phase 2 studies of LX9211 in diabetic peripheral neuropathic pain and post-herpetic neuralgia. We efficiently closed out the sotagliflozin Phase 3 clinical program and, based on positive data from two of those Phase 3 studies, SCORED and SOLOIST, we believe that sotagliflozin has the potential to become an important new treatment option for heart failure patients with type 2 diabetes. We will be working expeditiously to file an NDA for sotagliflozin in heart failure in the second half of this year. With minimal debt and cash sufficient to fund our planned operations for two years, we entered 2021 in a solid financial position to execute on these objectives.”

Fourth Quarter Highlights

LX9211

•Patient enrollment continued in RELIEF-DPN-1, a Phase 2 clinical study of LX9211 for the treatment of diabetic peripheral neuropathic pain. Enrollment is expected to total approximately 300 patients at approximately 30 clinical sites.
•Patient enrollment commenced in RELIEF-PHN 1, a Phase 2 clinical study of LX9211 for the treatment of post-herpetic neuralgia. Enrollment is expected to total approximately 74 patients at approximately 30 clinical sites.
•Lexicon received Fast Track designation from the FDA for the development of LX9211 in diabetic peripheral neuropathic pain.

Sotagliflozin

•SOLOIST and SCORED Phase 3 studies achieved their primary endpoints by demonstrating statistically significant reductions in total cardiovascular deaths, hospitalizations for heart failure and urgent heart failure visits in patients treated with sotagliflozin as compared with placebo.
•Data from both studies were presented at the Late-Breaking Science Session of the American Heart Association Scientific Sessions 2020 and simultaneously published in two separate articles in The New England Journal of Medicine.

Corporate Activities

•Lexicon raised $70 million in net proceeds from common stock sales.

2021 Anticipated Milestones and Events

•NDA filing for sotagliflozin in heart failure.
•Active efforts to secure strategic alliance for sotagliflozin in heart failure.
•Phase 2 study results from RELIEF-DPN-1 for LX9211 in diabetic peripheral neuropathic pain.
•Phase 2 study results from RELIEF-PHN-1 for LX9211 in post-herpetic neuralgia.
•Additional publications for sotagliflozin and LX9211.

Fourth Quarter and Full-Year 2020 Financial Highlights

Unless otherwise stated, all comparisons are for the fourth quarter and full year of 2020 compared to the fourth quarter and full year of 2019.

Revenues: Revenues for the fourth quarter of 2020 decreased to $0.2 million from $8.7 million for the corresponding period in 2019, primarily due to the elimination of product revenues as a result of the sale of XERMELO during the third quarter of 2020. Full-year 2020 revenues decreased to $24.0 million from $322.1 million in 2019. Full-year 2019 revenues included collaborative revenues of $289.2 million, primarily from the termination of the alliance with Sanofi and recognition of the remaining amounts for performance obligations from the initial agreement with Sanofi.

Research and Development (R&D) Expenses: Due to a reduction in external clinical development cost estimates primarily related to sotagliflozin, research and development expenses for the fourth quarter of 2020 decreased to $1.0 million from $40.6 million for the corresponding period in 2019. Full-year R&D expenses for 2020 increased to $153.6 million from $91.9 million in 2019, primarily due to increases in external clinical development costs related to sotagliflozin subsequent to the termination of the alliance with Sanofi in September 2019.

Selling, General and Administrative (SG&A) Expenses: Selling, general and administrative expenses for the fourth quarter of 2020 decreased to $6.4 million from $14.6 million for the corresponding period in 2019, primarily due to lower salaries and benefits as a result of reductions in personnel and elimination of marketing expenses following the sale of XERMELO in the third quarter of 2020. Full-year SG&A expenses for 2020 decreased to $47.2 million from $56.8 million, primarily due to lower salaries and benefits and marketing costs.

Gain on Sale of XERMELO: A gain of $132.6 million was recognized during 2020 from the sale of XERMELO and related assets to TerSera Therapeutics LLC in September 2020.

Net Income (Loss): Net loss for the fourth quarter of 2020 was $5.5 million, or $0.04 per share, as compared to a net loss of $51.1 million, or $0.48 per share, in the corresponding period in 2019. For the three months ended December 31, 2020 and 2019, net loss included non-cash, stock-based compensation expense of $2.7 million and $3.5 million, respectively. Net loss for the year ended December 31, 2020 was $58.6 million, or $0.53 per share, as compared to a net income of $130.1 million, or $1.16 per diluted share, in 2019. For the years ended December 31, 2020 and 2019, net loss included non-cash, stock-based compensation expense of $13.3 million and $14.2 million, respectively.

Cash and Investments: As of December 31, 2020, Lexicon had $152.3 million in cash and investments, as compared to $271.7 million as of December 31, 2019.
Conference Call and Webcast Information

Lexicon management will hold a live conference call and webcast today at 5:00 pm ET / 4:00 pm CT to review its financial and operating results and to provide a general business update. The dial-in number for the conference call is 888-645-5785 (U.S./Canada) or 970-300-1531 (international). The conference ID for all callers is 3793713. The live webcast and replay may be accessed by visiting Lexicon’s website at www.lexpharma.com/investors. An archived version of the webcast will be available on the website for 14 days.

About Lexicon Pharmaceuticals

Lexicon is a biopharmaceutical company with a mission of pioneering medicines that transform patients’ lives. Through its Genome5000™ program, Lexicon scientists studied the role and function of nearly 5,000 genes and identified more than 100 protein targets with significant therapeutic potential in a range of diseases. Through the precise targeting of these proteins, Lexicon is pioneering the discovery and development of innovative medicines to safely and effectively treat disease. Lexicon advanced one of these medicines to market and has a pipeline of promising drug candidates in discovery and clinical and preclinical development in neuropathic pain, heart failure, diabetes and metabolism and other indications. For additional information, please visit www.lexpharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements,” including statements relating to Lexicon’s financial position and long-term outlook on its business, including the clinical development of, regulatory filings for, and potential therapeutic and commercial potential of LX9211, sotagliflozin and its other potential drug candidates. In addition, this press release also contains forward looking statements relating to Lexicon’s growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including Lexicon’s ability to meet its capital requirements, successfully conduct preclinical and clinical development and obtain necessary regulatory approvals of LX9211, sotagliflozin and its other potential drug candidates on its anticipated timelines, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates. Any of these risks, uncertainties and other factors may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Revenues:
Net product revenue	$—	$8,568	$23,404	$32,331
Collaborative agreements	—	22	33	289,231
Royalties and other revenue	199	137	558	511
Total revenues	199	8,727	23,995	322,073
Operating expenses:
Cost of sales (including finite-lived intangible
asset amortization)	—	774	1,929	3,231

Research and development, including stock-based compensation of $1,223, $1,727, $6,376 and $7,096, respectively	992	40,606	153,621	91,924

Selling, general and administrative, including stock-based compensation of $1,457, $1,752, $6,898 and $7,122, respectively	6,432	14,564	47,230	56,835
Impairment loss on buildings	—	—	1,600	—
Impairment loss on intangible asset	—	—	—	28,638
Total operating expenses	7,424	55,944	204,380	180,628
Other operating income:
Gain (loss) on sale of XERMELO	(233)	—	132,585	—
Income (loss) from operations	(7,458)	(47,217)	(47,800)	141,445
Gain on debt extinguishments, net	1,258	—	1,003	—
Interest expense	(170)	(5,191)	(14,544)	(20,676)
Interest and other income, net	875	1,270	2,767	3,350
Net income (loss) before income taxes	(5,495)	(51,138)	(58,574)	124,119
Income tax benefit	—	—	—	6,014
Net income (loss)	$(5,495)	$(51,138)	$(58,574)	$130,133

Net income (loss) per common share, basic	$(0.04)	$(0.48)	$(0.53)	$1.23
Net income (loss) per common share, diluted	$(0.04)	$(0.48)	$(0.53)	$1.16

Shares used in computing net income (loss) per common share, basic	122,359	106,272	110,841	106,218
Shares used in computing net income (loss) per common share, diluted	122,359	106,272	110,841	116,747

			As of	As of
Consolidated Balance Sheet Data			December 31, 2020	December 31, 2019
(In thousands)			(Unaudited)
Cash and investments			$152,275	$271,659
Property and equipment, net			295	14,047
Goodwill			44,543	44,543
Other intangible assets			—	19,716
Total assets			203,788	417,715
Current and long-term debt			11,646	245,183
Accumulated deficit			(1,400,018)	(1,341,444)
Total stockholders' equity			156,371	117,101

For Inquiries:

Chas Schultz
Executive Director, Corporate Communications and Investor Relations
Lexicon Pharmaceuticals
(281) 863-3421
cschultz@lexpharma.com